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                                EXHIBIT 11
                         MERIS LABORATORIES, INC.
                COMPUTATION OF EARNINGS PER COMMON SHARE


                                                  Q3-96          YTD 9/96
                                               ------------    --------------
Primary
   Earnings
      Income (loss) applicable to common shares     ($5,986)       ($11,953)

   Shares
   Weighted average number of common
      shares outstanding                              8,011           7,998
   Primary earnings per common share
      Net income (Loss)                              ($0.75)         ($1.49)




Assuming full dilution
   Earnings
      Income (Loss) before extraordinary items      ($5,986)       ($11,953)
      Add after tax interest expense applicable
       to 10% Convertible Senior Subordinated Debt      283             834



   Net income (Loss)  adjusted                      ($5,703)       ($11,119)

   Shares
      Weighted average number of common
       shares outstanding                             8,011           7,998
      Assuming conversion of 10% convertible          3,188           3,188
      Assuming conversion of options reduced
       by the number of shares which could
       have been purchased with the proceeds
       from exercise of such options                      0               0

      Weighted average number of common
       shares outstanding  (adjusted)                11,199          11,186

   Earnings per common share assuming full dilution

      Net income (Loss)                              ($0.51)         ($0.99)


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